EXHIBIT 99.1

Repros Provides Clinical Update for Androxal(R) Phase 3 Program

  First subjects enrolled in pivotal Phase 3 study
  158 men currently enrolled in 500 patient 6 month open label study
  Repros believes open label study provides encouraging data to support pivotal study endpoint
  Repros believes recent financing provides sufficient funds to submit Androxal NDA in 2014

THE WOODLANDS, Texas, Sept. 12, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today provided a clinical update of its Androxal® Phase 3 program.

Pivotal Phase 3 Studies

Repros has randomized the first subjects in ZA-301, the first of two pivotal studies. The study is being conducted at various US clinical sites.

The second Phase 3 study, ZA-302, will begin enrollment at many of the same sites after the completion of enrollment in the ZA-301 study. The FDA has agreed that Repros may conduct both identical Phase 3 studies at the same clinical sites as long as the two studies have a distinct principal investigator.

The Company has commenced an advertising campaign this week with the goal of increasing the enrollment rate into the Androxal Phase 3 program. The Company plans to provide an update in the fourth quarter of 2012, to project an estimated last patient last visit date for the first pivotal study and the estimated reporting date of top line results. Currently, the Company believes results from the first study could be available as early as the second quarter of 2013.

About the Pivotal Studies

The two identical pivotal studies are being conducted under a Special Protocol Assessment (SPA) granted by the FDA. The key features of the studies are:

  Primary efficacy endpoint; success is defined as at least 75% of Androxal-treated men must achieve 24 hour average testosterone >300 ng/dL at week 12
  -- All men in active arm start dosing at 12.5 mg with up-titration to 25 mg at week 6 if morning T remains less than 300 ng/dL
  -- Primary efficacy to be determined on Intent-to-Treat Population
  Primary safety endpoint; comparison of active and placebo arm with respect to the percent of men that exhibit a 50% reduction in sperm counts between two assessments at baseline and two assessments at the end of the active dosing period. The active arm should be non-inferior to placebo.
  152 men randomized 3:1 active to placebo
  BMI>25 and ≤ 60 years of age
  12 week active dosing period
  Confirmed baseline morning testosterone levels <300 ng/dL determined on two separate days
  Men must be naïve to testosterone treatment or off testosterone therapy for at least 6 months
  Confirmed baseline sperm concentrations >15,000,000 sperm/mL determined on two separate days separated by at least 2 days

Six Month Open Label Study (ZA-300)

The Company is conducting a 500 subject open label study to build the size of the safety database to the exposure requirements the FDA has requested for the New Drug Application (NDA). The Company believes it will satisfy the 800 subjects with at least 6 months exposure requirement with ZA-300 and other studies it has already completed or will complete in order to satisfy the requirements for an NDA.

The study is being conducted at various US clinical sites. As of this date 158 men have been enrolled in ZA-300 and 62 men have completed 6 weeks of treatment at the 12.5 mg dose.

In general, the population of men studied in ZA-300 is identical to the population in the pivotal studies with the exception that they may be current testosterone users who have refrained from testosterone use for an appropriate wash out period and there is no sperm count entry requirement.

Repros Believes Early Results from ZA-300 May Be Predictive of Positive Outcome for Pivotal Studies

For the first 62 men that have completed dosing at the lower 12.5 mg dose, 80.6% of men have exhibited testosterone levels above 300 ng/dL after 6 weeks of treatment which exceeds the pivotal study criteria for success. None of the men have exhibited testosterone levels outside of the normal range. The mean testosterone level at baseline was 206 ng/dL and at the end of the 6 weeks the mean rose to 428 ng/dL (pairwise comparison of week 6 results to baseline yielded a p value of < 0.00001). This data is in line with previous Repros Androxal studies. The Company believes many of the men that did not achieve a testosterone level of 300 ng/dL will experience an improvement when they up-titrate to the 25 mg dose. The Company plans to update the findings from the ZA-300 study as warranted by the data.

One Year DEXA Study (ZA-303)

The Company has also begun enrollment in the one year DEXA study to determine effects of Androxal on bone mineral density. The study is being conducted at various US sites. Repros believes that Androxal will have no negative impact on bone and previous studies have shown improvement in markers of bone turnover.

The ZA-303 study, due to its duration, is on the NDA critical path. Depending on recruitment into this study, the Company currently believes it can submit the NDA during the first half of 2014.

Current Funds

The Company believes the current level of cash on hand will be sufficient to complete the necessary clinical studies required for submission of an NDA for Androxal. The Company further believes these funds are also adequate to move Proellex® into Phase 3 for both the uterine fibroid and endometriosis indications in 2013 and for general corporate purposes up to mid-2014.

Clearly, the clinical studies must move forward as planned in order for these projections and costs to be accurate.

To find out more information about clinical site locations, or if interested in participating in our current Androxal studies, please visit http://www.reprosrx.com/clinicaltrials.html.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931